UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

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Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

January 18, 2019

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

TO BE HELD ON THURSDAY, JANUARY 24, 2019

This amendment, dated January 18, 2019, which we refer to as this “amendment,” amends and supplements the definitive proxy statement, dated December 17, 2018, which we refer to as the “proxy statement,” in connection with the solicitation of proxies by the Board of Directors, which we refer to as the “Pacific Biosciences Board,” of Pacific Biosciences of California, Inc., which we refer to as “Pacific Biosciences,” for use at a special meeting of stockholders, which we refer to as the “special meeting.” The special meeting will be held Thursday, January 24, 2019, at 8:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

The fifth paragraph under the caption “The Merger—Background of the Merger” is replaced with the following:

Beginning in August 2017 and continuing into 2018, Pacific Biosciences, with the assistance of an internationally recognized investment banking firm, contacted 23 parties (including Illumina and Roche) concerning their interest in a strategic partnership with Pacific Biosciences. The principal motivations for these discussions were to (1) expand the distribution of Pacific Biosciences’ DNA sequencing products; and (2) ensure that Pacific Biosciences had access to sufficient cash resources to continue its research and development and commercialization efforts. Although the Pacific Biosciences Board was most focused on identifying a strategic partner to assist Pacific Biosciences in pursuing its standalone strategy, the Pacific Biosciences Board approached these discussions with an open mind as to potential outcomes, including the potential sale of Pacific Biosciences. For various reasons, most of these companies declined to pursue discussions with Pacific Biosciences. Certain of the confidentiality agreements entered into by Pacific Biosciences in connection with this process contained customary “standstill” obligations with respect to the making of proposals to acquire Pacific Biosciences. Those “standstill” obligations terminated prior to or in connection with the signing of the merger agreement.

The 22nd paragraph under the caption “The Merger—Background of the Merger” is replaced with the following:

On September 26, 2018, the Pacific Biosciences Board met, with members of Pacific Biosciences management and representatives of Wilson Sonsini in attendance. The representatives of Wilson Sonsini discussed with the members of the Pacific Biosciences Board their fiduciary duties as directors. The members of the Pacific Biosciences Board discussed the September 25, 2018, letter from Illumina. The Pacific Biosciences Board concluded that (1) Illumina’s proposal warranted additional consideration; and (2) it was not presently interested in considering exclusive negotiations with Illumina. In order to assist with its review of Illumina’s acquisition proposal, the Pacific Biosciences Board discussed the retention of a financial advisor. The Pacific Biosciences Board instructed Pacific Biosciences management to contact Centerview Partners LLC (which we refer to as “Centerview”) to determine Centerview’s ability to serve as Pacific Biosciences’ financial advisor. The members of the Pacific Biosciences Board were familiar with Centerview’s qualifications, expertise, international reputation and knowledge of the industry in which Pacific Biosciences operates, as well as Centerview’s experience in similar situations. The Pacific Biosciences Board also elected to form a committee of directors (which we refer to as the “Transactions Committee”) to oversee this exploration. The Transactions Committee was formed in light of (1) the potentially significant workload that could be involved in considering a sale of Pacific Biosciences; (2) the possibility that Pacific Biosciences management might need feedback and direction on relatively short notice; and (3) the benefits of having independent directors oversee and direct the process of considering a sale. The Transactions Committee was authorized, among other things, to (1) explore, evaluate, consider, review and negotiate the terms and conditions of any transaction relating to any sale of Pacific Biosciences, and to take such other actions with respect to any such transaction as the Transactions Committee deemed necessary, appropriate or advisable; (2) determine whether any sale of Pacific Biosciences is fair to, and in the best interests of, Pacific Biosciences and Pacific Biosciences stockholders; and (3) recommend to the Pacific Biosciences Board what action, if any, should be taken by Pacific Biosciences with respect to any such transaction. The Pacific Biosciences Board retained the power and authority to approve the final decision on a sale of Pacific Biosciences. The Pacific Biosciences Board appointed Mr. Ericson, Randy Livingston and John Milligan, Ph.D. as the members of the Transactions Committee. The Pacific Biosciences Board did not provide for the payment of any additional compensation to the members of the Transactions Committee. The Pacific Biosciences Board was of the consensus that Mr. Ericson and Dr. Hunkapiller should meet with members of Illumina management to further discuss Pacific Biosciences and its technology in an effort to prompt Illumina to increase the value of its acquisition proposal. The Pacific Biosciences Board instructed Pacific Biosciences management to continue to pursue discussions regarding the Partnership Transaction with the goal of signing a definitive agreement by early November 2018. The Pacific Biosciences Board was aware that Christian Henry, who joined the Pacific Biosciences Board as a director in 2018, was a former senior executive of Illumina. Mr. Henry did not recuse himself from any discussions concerning a transaction with Illumina.

The 11th paragraph under the caption “The Merger—Opinion of Centerview Partners LLC” is replaced with the following:

Centerview calculated and compared financial multiples for the selected companies based on information it obtained from Pacific Biosciences management, public filings, FactSet (a data source containing historical and estimated financial data) and other Wall Street research. With respect to each of the selected companies, Centerview calculated enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, RSUs/PSUs and other convertible securities, plus the book value of debt and certain liabilities less cash and cash equivalents and other investments)) (which is referred to as “EV”), as a multiple of Wall Street research analyst consensus estimated revenues for such selected companies for calendar years 2019 and 2020, as set forth below.

Large Cap Companies

EV / Revenue Multiple
	2019E	2020E
Agilent Technologies, Inc.	4.0x	3.7x
Becton, Dickinson and Company	4.7x	4.5x
Danaher Corporation	3.9x	3.8x
Illumina, Inc.	12.0x	10.6x
Mettler-Toledo International Inc.	4.8x	4.6x
Thermo Fisher Scientific Inc.	4.5x	4.3x
Waters Corporation	5.6x	5.3x

Small/Mid Cap Companies

EV / Revenue Multiple
	2019E	2020E
Accelerate Diagnostics, Inc.	17.9x	8.8x
Bio-Rad Laboratories, Inc.	2.0x	1.9x
Bio-Techne Corporation	9.8x	8.8x
bioMerieux	3.2x	3.0x
Bruker Corporation	2.5x	2.4x
DiaSorin	6.1x	5.6x
Haemonetics Corporation	5.6x	5.0x
Luminex Corporation	3.8x	3.7x
NanoString Technologies, Inc.	4.0x	3.6x
PerkinElmer, Inc.	3.9x	3.7x
Qiagen N.V.	6.0x	5.6x
Quidel Corporation	5.4x	5.2x

The 16th paragraph under the caption “The Merger—Opinion of Centerview Partners LLC” is replaced with the following:

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from public filings, FactSet and Wall Street research. Using publicly available information, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the selected transaction (which is referred to as “TEV”) as a multiple of the target company’s (1) forward projected revenue one year following the transaction announcement; and (2) forward projected revenue two years following the transaction announcement, as reflected below.

TEV / Forward Revenue
Target	Acquiror	1 Year	2 Year
Foundation Medicine, Inc.	Roche Holdings, Inc.	19.5x	14.1x
Cepheid Inc.	Danaher Corporation	5.9x	5.2x
Affymetrix, Inc.	Thermo Fisher Scientific Inc.	3.6x	3.4x
Sigma-Aldrich Corporation	Merck KGaA	5.7x	5.5x
Life Technologies Corporation	Thermo Fisher Scientific Inc.	3.9x	3.8x
IRIS International, Inc.	Danaher Corporation	2.4x	2.2x
Caliper Life Sciences, Inc.	PerkinElmer, Inc.	3.7x	3.0x
Cellestis Limited	Qiagen N.V.	5.3x	4.0x
Celera Corporation	Quest Diagnostics Incorporated	2.3x	NA
Beckman Coulter, Inc.	Danaher Corporation	1.8x	1.7x
Dionex Corporation	Thermo Fisher Scientific Inc.	4.6x	4.3x
Varian, Inc.	Agilent Technologies, Inc.	1.6x	1.5x

The table under the caption “The Merger—Financial Forecasts—Forecasts” is replaced with the following:

(Dollars in millions)(1)	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$89	$144	$221	$308	$363	$413	$446	$482	$518	$565	$636
Cost of Goods Sold	($54)	($78)	($101)	($123)	($145)	($158)	($171)	($186)	($197)	($212)	($236)
Gross Profit	$36	$65	$121	$185	$218	$256	$275	$296	$321	$353	$400
Total R&D	($61)	($56)	($58)	($60)	($62)	($66)	($71)	($77)	($83)	($90)	($102)
Total SG&A	($58)	($57)	($61)	($64)	($73)	($83)	($89)	($96)	($104)	($113)	($127)
EBIT(2)	($83)	($48)	$2	$61	$83	$107	$115	$123	$135	$149	$171
EBITDA	($75)	($39)	$9	$69	$91	$115	$123	$131	$144	$159	$180

(1)	Totals may not foot due to rounding.
(2)

Since 2016, Pacific Biosciences has not had income (or loss) items, such as extraordinary income, that were reported separately from operating income (or loss) in its historical filings with the SEC. Therefore, EBIT is the same metric as operating income (or loss) reported in Pacific Biosciences’ historical filings with the SEC.

The following is added as a new subsection at the end of the section captioned “The Merger—Interests of Pacific Biosciences’ Directors and Executive Officers in the Merger”:

Employment Arrangements Following the Merger

Prior to the signing of the merger agreement, none of Illumina’s proposals to acquire Pacific Biosciences discussed potential employment, retention or equity participation for Pacific Biosciences’ executive officers following an acquisition by Illumina.

The subsection captioned “The Merger—Legal Proceedings Regarding the Merger” is replaced with the following:

Pacific Biosciences is aware of five lawsuits filed in connection with the merger agreement and the merger. Three putative class action complaints, captioned Wang v. Pacific Biosciences of California, Inc., et al., No. 3:18-cv-7450 (N.D. Cal.), Morrison v. Pacific Biosciences of California, Inc., et al., No. 3:18-cv-7654 (N.D. Cal.), and Speiser v. Pacific Biosciences of California, Inc., et al., No. 3:19-cv-0072 (N.D. Cal.), were filed in the United States District Court for the Northern District of California on December 11, 2018, December 20, 2018, and January 4, 2019, respectively. A fourth putative class action complaint, captioned Rosenblatt v. Pacific Biosciences of California, Inc., et al., No. 1:18-cv-2005 (D. Del.) was filed in the United States District Court for the District of Delaware on December 18, 2018. An individual complaint, captioned Washington v. Pacific Biosciences of California, Inc., et al., No. 5:18-cv-7614 (N.D. Cal.), was filed in the United States District Court for the Northern District of California on December 19, 2018. These lawsuits assert claims under Section 14(a) and Section 20(a) of the Exchange Act in connection with the disclosures contained in the preliminary proxy statement that Pacific Biosciences filed with the SEC on December 5, 2018, the definitive proxy statement that Pacific Biosciences filed with the SEC on December 18, 2018, or both. The lawsuits name Pacific Biosciences and its directors as defendants. The complaints seek a variety of equitable and injunctive relief including, among other things, enjoining the consummation of the merger and awarding the plaintiffs costs and attorneys’ fees. Pacific Biosciences management believes that the plaintiffs’ claims are without merit, and the defendants intend to defend the lawsuits vigorously.

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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

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New York, New York 10022

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